Exhibit 23.3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
We consent to the incorporation by reference in this Registration Statement of NorthStar Realty Europe Corp. on Form S-3 of our report dated July 2, 2015, except for the second paragraph of Note 2 and the effects thereof on the statement of equity as to which the date is December 2, 2015 and the weighted average share and per share information included in the statements of operations and Note 7 and the segment reporting information included in Note 13 as to which the date is March 30, 2016, with respect to our audits of the combined statements of operations, comprehensive loss, equity and cash flows for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014 of NorthStar Europe Predecessor appearing in the Annual Report on Form 10-K of NorthStar Realty Europe Corp. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
November 17, 2017